Exhibit 15.2
August 3 , 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated August 3, 2010 on our review of interim financial information of Valeant Pharmaceuticals International (the “Company”) for the three-month and six-month periods ended June 30, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 is incorporated by reference in its Registration Statements on Form S-3 (File No. 333-112904) and Form S-8 (File Nos. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877, 333-109879, 333-142651, 333-156931 and 333-160393) and in Biovail Corp’s Registration Statement on Form S-4 (File No. 333-168254).
Very truly yours,
/s/ PricewaterhouseCoopers LLP